Exhibit 3.1

CERTIFICATE OF ADOPTION OF BYLAW AMENDMENT

AMENDMENT NO. 1 TO THE BYLAWS

OF

AMASS BRANDS INC

a Delaware corporation

I, the undersigned, do hereby certify that:

1.	I am the duly elected and acting Secretary of AMASS Brands Inc, a Delaware corporation (the “Company”).

2.

Pursuant to Article FIFTH of the Eighth Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) of the Company and Article VIII of the Bylaws (as amended, the “Bylaws”) of the Company, the Board of Directors is expressly empowered to adopt, amend, alter or repeal the bylaws of the Company.

3.	Section 2.6 of Article II of the Bylaws is hereby amended and restated in its entirety to read as follows:

“SECTION 2.6. Quorum, Adjournments. Unless otherwise provided under the Certificate of Incorporation or these bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of at least 33 1/3% of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at all meetings of stockholders. If, however, such quorum shall not be present or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty days, or, if after adjournment a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.”

4.

The foregoing amendment was duly adopted, in accordance with the provisions of the Company’s Certificate of Incorporation, the Company’s Bylaws and the Delaware General Corporation Law, by approval of the board of directors of the Company by unanimous written consent dated as of October 29, 2026, became effective as of such date, and has not been modified, rescinded, repealed or otherwise amended in any way and is in full force and effect in the form adopted and set forth above as of the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 29th day of October 2026.

By:	/s/ Mark T. Lynn
Name:	Mark T. Lynn
Title:	Secretary